Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 5, 2025, in this Registration Statement and the related Prospectus of Future Money Acquisition Corporation dated December 5, 2025.

/s/ HYYH CPA. LLC

HYYH CPA. LLC

Baltimore, Maryland

December 5, 2025